Exhibit 23.2

CONSENT OF ERNST & YOUNG - INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-189399, 333-184488, 333-180863, 333-175904, 333-173803, 333-166833, 333-164586, 333-159228, 333-152558, 333-143433, 333-135004, 333-127162, 333-116499, 333-107196, 333-99893, 333-65342, and 333-43558) pertaining to the 2009 Employment Commencement Incentive Plan, 2010 Incentive Award Plan, 2000 Equity Incentive Plan, 2000 Employee Stock Purchase Plan, 2000 Non-Employee Directors’ Stock Option Plan, Computer Motion, Inc. Tandem Stock Option Plan, and Computer Motion, Inc. 1997 Stock Incentive Plan, and Form S-3 (Nos. 333-110972, 333-110229, and 333-65158) of our reports dated February 3, 2014, with respect to the consolidated financial statements and schedule of Intuitive Surgical, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ ERNST & YOUNG LLP
San Francisco, CA
February 5, 2015